UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2016

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19848 (Commission File Number)	75-2018505 (IRS Employer Identification No.)

901 S. Central Expressway Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)

Registrant’s telephone number, including area code (972) 234-2525

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The compensation committee of the board of directors of Fossil Group, Inc. (the “Company”) has approved a form of Executive Severance Agreement (the “Agreement”) to be entered into with one or more named executive officers of the Company (each an “Executive”).  The Agreement will supersede that certain Executive Retirement Agreement previously entered into by certain Executives.  Pursuant to the Agreement, the Executive will be entitled to certain benefits (“Severance Benefits”) upon the Executive’s “separation from service” as defined in the Internal Revenue Code (“Termination of Service”) by the Company without Cause (as defined in the Agreement) or the Executive’s resignation for Good Reason (as defined in the Agreement), provided that (i) the Executive is in compliance with all restrictive covenants in any written agreement between Executive and the Company, and (ii) the Executive has executed and delivered a release of claims prepared by the Company within 50 days following the date of Termination of Service (the “Termination Date”).

Pursuant to the Agreement, upon the Executive’s Termination of Service by the Company without Cause or the Executive’s resignation for Good Reason prior to a change in control (as defined in the Fossil, Inc. 2008 Long-Term Incentive Plan (the “Incentive Plan”)) (a “Change in Control”), the Executive will be entitled to the following Severance Benefits under the Agreement: (i) 18 months of the Executive’s then current base salary in effect at the Termination Date (“Base Salary”), payable in 39 equal installments over an 18 month period in accordance with the Company’s normal payroll practices; (ii) the following cash bonuses under any cash bonus plan for which the Executive was eligible on the Termination Date: (x) a pro-rata amount payable in a lump sum, of the target bonus the Executive would have received for the fiscal year under such cash bonus plan, and (y) 1.5 times the full target bonus for which the Executive was eligible, payable in 39 equal installments over an 18 month period in accordance with the Company’s normal payroll practices; (iii) any outstanding non-performance-based restricted stock unit and stock appreciation right awards granted pursuant to the Incentive Plan (collectively, “Time-Based Awards”), will continue to vest for an additional 18 months, to the same extent such awards would have otherwise vested had the Executive remained employed during such period; (iv) any outstanding performance-based restricted stock unit awards granted pursuant to the Incentive Plan (“PSU Awards”), will vest pro-rata, as set forth in the Agreement; and (v) all vested stock appreciation rights will be exercisable until the earlier of (x) the expiration date of such award or (y) 24 months from the Termination Date.

Pursuant to the Agreement, upon the Executive’s Termination of Service by the Company without Cause or resignation for Good Reason in connection with or within 24 months following a Change in Control, the Executive will be entitled to the following Severance Benefits under the Agreement: (i) 24 months of the Executive’s Base Salary, payable in 52 equal installments over a 24 month period in accordance with the Company’s normal payroll practices; (ii) the following cash bonuses under any cash bonus plan for which the Executive was eligible on the Termination Date: (x) the full target bonus the Executive would have received under the cash bonus plan, payable in a lump sum, and (y) two times the full target bonus for which the Executive was eligible, payable in 52 equal installments over a 24 month period in accordance with the Company’s normal payroll practices; (iii) full acceleration of vesting of any outstanding Time-Based Awards; (iv) with respect to any outstanding PSU Awards, (x) if the Termination Date occurs within the first half of the applicable performance period, full acceleration of vesting at target performance, and (y) if the Termination Date occurs within the second half of the applicable performance period, accelerated vesting of the award, based on actual performance of the Company (if measurable) or at target performance (if the performance of the Company is not measurable); and (v) all vested stock appreciation rights will be exercisable until the earlier of (x) the expiration date of such award or (y) 24 months from the Termination Date.

In addition, the Agreement provides that the Company will pay Executive on a monthly basis, an amount equal to the Company-paid portion of the health insurance premiums that were paid by the Company on behalf of the Executive immediately prior to the Termination Date to be used by Executive to purchase health coverage for a period of 18 months from the Termination Date or until Executive becomes eligible to participate in another employer’s health care plan, whichever date is earlier.

The Agreement contains non-competition and non-solicitation provisions pursuant to which the Executive will be prohibited from competing with, or soliciting clients, manufacturers or suppliers of, the Company and its affiliates and from soliciting any of the Company’s or its affiliates’ employees or independent contractors for 18 months following such Executive’s Termination Date.

Item 9.01  Financial Statements and Exhibits.

(d)                                                                               Exhibits.

10.1	Form of Executive Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSSIL GROUP, INC.

Date: January 8, 2016	By:	/s/ Dennis R. Secor
	Name:	Dennis R. Secor
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Form of Executive Severance Agreement